Exhibit 4.4

Execution

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of March 15, 2019 by and among:

1.	GSX Techedu Inc., an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	BaiJiaHuLian Co., Ltd., a company organized and existing under the laws of the British Virgin Islands (the “BVI Holding Company”);

3.

Mr. Xiangdong Chen, a PRC citizen with his PRC ID number [    ] (the “Founder”) and Ebetter International Group Limited, a company organized and existing under the laws of the British Virgin Islands and wholly owned by the Founder (the “Founder Holding Company”);

4.	Huai Yuan Group Limited, a company organized and existing under the laws of the British Virgin Islands (the “BVI 1”)

5.	Su Wei Group Limited, a company organized and existing under the laws of the British Virgin Islands (the “BVI 2”);

6.	Jenny and Jerry International Limited, a company organized and existing under the laws of the British Virgin Islands (the “BVI 3”);

7.	Rolancy International Limited, a company organized and existing under the laws of the British Virgin Islands (the “BVI 4”);

8.

Super Energy Global Limited, a company organized and existing under the laws of the British Virgin Islands (the “BVI 5”, collectively with BVI 1, BVI 2, BVI 3, BVI 4 and the BVI Holding Company, the “BVI Companies”);

9.	BaiJiaHuLian HK Holdings Limited, a company organized and existing under the laws of Hong Kong (the “HK Co.”);

10.	Beijing Lexuebang Network Technology Co., Ltd. (北京乐学帮网络技术有限公司) , a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”) (the “WFOE”);

11.	Beijing BaiJiaHuLian Technology Co., Ltd. (北京百家互联科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “BaiJiaHuLian” or “PRC Affiliate”);

12.	Each of the persons as set forth in Schedule I attached hereto (collectively, the “Individual Shareholders”, and each an “Individual Shareholder”);

13.	Origin Beyond Limited, a company limited by shares established under the laws of British Virgin Islands ( “Origin Beyond”);

14.	Irefresh Future Limited, a company limited by shares established under the laws of British Virgin Islands ( “Irefresh Future”);

15.	`QFcapital Limited, a company organized and existing under the laws of the British Virgin Islands (the “Angel Investor”);

16.	Each of the entities as set forth in Schedule II (A) attached hereto (the “Series A-1 Investors”, and each a “Series A-1 Investor”);

17.	Each of the entities as set forth in Schedule II (B) (the “Series A-2 Investors”, and each a “Series A-2 Investor”); and

18.

Each of the entities as set forth in Schedule II (C) ( “Banyan” or the “Series A-3 Investors”, and each a “Series A-3 Investor”, collectively with the Series A-1 Investors, Series A-2 Investors, the “Series A Investors”, and each a “Series A Investor”, and together with the Angel Investor, the “Investors”, and each an “Investor”).

The Company, the HK Co., the WFOE, the PRC Affiliate and each of their direct or indirect subsidiaries are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. The WFOE and the PRC Affiliate are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”.

RECITALS

A.    The Company, the HK Co., the WFOE, the PRC Affiliate, the Founder, the Individual Shareholders the Investors and certain other parties named therein entered into a Series A Preferred Shares Purchase Agreement dated April 28, 2015 (the “Share Purchase Agreement”), under which the Company shall issue and allot (i) 4,244,050 series A-1 convertible preferred shares, par value US$0.0001 per share (the “Series A-1 Preferred Shares”) to the Series A-1 Investors, (ii) 8,255,950 series A-2 convertible preferred shares, par value US$0.0001 per share (the “Series A-2 Preferred Shares”) to Series A-2 Investors, and (iii) 7,500,000 series A-3 convertible preferred shares, par value US$0.0001 per share (the “Series A-3 Preferred Shares”, together with Series A-1 Preferred Shares and Series A-2 Preferred Shares, the “Series A-1/2/3 Preferred Shares”) to Series A-3 Investor at the Closing. The Angel Investor has purchased from the Company 3,500,000 series A-0 convertible preferred shares, par value US$0.0001 per share (the “Series A-0 Preferred Shares”, and together with the Series A-1/2/3 Preferred Shares, the “Series A Preferred Shares”).

B.    In connection with the consummation of the transactions contemplated by the Share Purchase Agreement, the parties to the Share Purchase Agreement entered into the Shareholders Agreement on April 28, 2015 (the “Original Shareholders Agreement”) for the governance, management and operations of the Group Companies and for the rights and obligations between and among the shareholders and the Company.

C.    On December 31, 2017, BaiJiaHuLian transferred and sold to another party all the shares it held in the Beijing Zhongzhi Xinyu Information Technology Co., Ltd. (北京众智新育信息技术有限公司), whose name has been changed into Beijing Baijia Yuntu Technology Co., Ltd. (北京百家云图科技有限公司) (the “Zhongzhi Xinyu” ), by which Zhongzhi Xinyu is no longer an entity owned by BaiJiaHuLian.

D.    The parties hereto wish to amend and restate the Original Shareholders Agreement in its entirety as provided hereunder and simultaneously amend the Share Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    CAPITALIZATION STRUCTURE OF COMPANY; INFORMATION RIGHTS; BOARD REPRESENTATION;.

1.1.    Capitalization Structure of Company.

(a)    The parties hereto acknowledge and confirm that, as of December 31, 2015, the Company issued a certain number of new securities in the authorized share capital of the Company as agreed by all the shareholders of the Company, and the capitalization structure of the Company immediately thereafter shall be as shown in the Schedule III attached hereto, without regard to any provisions in connection with the adjustments of number of shares or conversion price as set forth in the Transaction Documents (as defined in the Share Purchase Agreement).

(b)    In consideration of certain transfer and surrender of shares and exercise of outstanding share options of the Company by and among the parties hereto, the parties hereto confirm that the Company’s capitalization structure as of the date hereof shall be as shown in the Schedule IV attached hereto.

1.2.    Information and Inspection Rights.

(a)    Information Rights. Each of the Group Companies covenants and agrees that, commencing on the date of the Original Shareholders Agreement, for so long as any Investor holds any outstanding shares of the Company, the Group Companies shall deliver to such Investor:

(i)    audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year, prepared in conformance with the United States generally accepted accounting principles (the “US GAAP”) throughout the period and audited by one reputable accounting firm acceptable to Investors;

(ii)    unaudited quarterly consolidated financial statements with comparison with actual result against annual capital expenditure and operations budget, within thirty (30) days after the end of each quarter, prepared in conformance with the PRC generally accepted accounting principles (the “PRC GAAP”)

(iii)    unaudited monthly consolidated financial statements with comparison with actual result against annual capital expenditure and operations budget, within thirty (30) days after the end of each month, prepared in conformance with the PRC GAAP;

(iv)    an annual business plan, capital expenditure and operations budget and forecasted financial statements of the Group Companies for each fiscal year, as approved by the board of directors of the Company (“Board”), within thirty (30) days before the end of each fiscal year;

(v)    an up-to-date capitalization table of the Company certified by the chief executive officer of the Company, within five (5) days after the end of each quarter;

(vi)    copies of all Company documents or other Company information sent to any shareholder;

(vii)    upon the written request by any Investor, such other information as such Investor shall reasonably request from time to time (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the Investors pursuant to this Section 1.2(a) shall include an income statement, a balance sheet and a cash flow statement for the relevant period as well as for the fiscal year to-date.

(b)    Inspection Rights. Each of the Group Companies further covenants and agrees that, commencing on the date of the Original Shareholders Agreement, for so long as any Preferred Shares are outstanding, each holder of Preferred Shares shall have (i) the right to inspect facilities, records and books of the Group Companies, and (ii) the right to discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”).

(c)    Termination of Rights. The Information Rights and Inspection Rights shall terminate upon consummation of a firm commitment underwritten public offering of the ordinary shares of the Company (“Ordinary Shares”) in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), , or in a similar public offering of the Ordinary Shares of the Company in Hong Kong, Mainland China or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange (including but not limited to stock exchanges in Hong Kong, Shanghai and Shenzhen); (a “Qualified Initial Public Offering”).

1.3.    Board of Directors. The Second Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Articles”) shall provide that the Board of the Company shall consist of not less than three (3) members, which number of members shall not be changed except pursuant to an amendment to the Restated Articles. Effective from the date hereof,

(i)    Banyan shall be entitled to appoint and remove one (1) director (the “Investor Director”), and shall also be entitled to remove any director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any director occupying such position;

(ii)    the Founder Holding Company shall be entitled to appoint and remove two (2) directors (the “Ordinary Directors”) and shall also be entitled to remove any director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any director occupying such position.

(iii)    The Company shall hold meetings of the Board of Directors at least every six (6) months. A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than three (3) directors. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

(iv)    For the avoidance of doubt, the provisions under this Section 1.3 shall be terminated upon the occurrence of the Qualified Initial Public Offering of the Company.

2.    REGISTRATION RIGHTS.

2.1.    Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights with respect to any proposed public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in Hong Kong or any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2.    Definitions. For purposes of this Section 2:

(a)    Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b)    Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Preferred Shares issued (A) under the Share Purchase Agreement, or (B) pursuant to the Right of Participation (defined in Section 3.1), (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares described in clause (1) of this subsection (b), (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holders of Preferred Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)    Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d)    Holder. For purposes of this Section 2, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e)    Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)    SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g)    Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h)    Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof and all fees charged by or payable to the depositary bank.

(i)    Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

2.3.    Demand Registration.

(a)    Request by Holders. If the Company shall, at any time after the earlier of (i) five (5) years after the Closing or (ii) one (1) year following the taking effect of a registration statement for a Qualified Initial Public Offering, receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) (or any lesser percentage if the anticipated gross proceeds to the Company from such proposed offering would exceed US$5,000,000) of the Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.3. For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws in the condition that the Company is not at that time eligible to use Form F-3.

(b)    Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty percent (20%) (or any lesser percentage if the anticipated gross proceeds to the Company from such proposed offering would exceed $5,000,000) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4.    Piggyback Registrations.

(a)    The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Holder of Registrable Securities shall be granted piggyback registration rights superior to those of the Holders of the Preferred Shares without the consent in writing of the Holders of at least two thirds (2/3) of the Preferred Shares or Ordinary Shares issued upon conversion of the Preferred Shares or a combination of such Preferred Shares and Ordinary Shares.

(b)    Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)    Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5.    Form F-3. In case the Company shall receive from any Holder a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)    Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)    Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i)    if Form F-3 is not available for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(iii)    if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such sixty (60) day period;

(iv)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4 (a); or

(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c)    Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6.    Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses, underwriting discounts and commissions, and fees for special counsel of the Holders participating in such registration) shall be borne by the Company; provided, however, the expenses in excess of US$25,000 of any special audit required in connection with a Demand Registration shall be borne pro rata by the Holders participating in such registration. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7.    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)    Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)    Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)    Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)    Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)    Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)    Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)    Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8.    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9.    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a)    By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)    any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)    the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)    any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b)    By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)    Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)    Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)    Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10.    No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.11.    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a)    Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)    File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)    So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.12.    Market Stand-Off. Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The Company shall use commercially reasonable efforts to take all steps to shorten such lock-up period. The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all other shareholders of the Company enter into similar agreements, and if the Company or any underwriter releases any other shareholder from his, her or its sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified Initial Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.12.

2.13.    Termination of the Company’s Obligations. The Company’s obligations under Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 shall terminate (i) on the fifth (5th) anniversary of the Qualified Initial Public Offering, (ii) upon the termination, liquidation, dissolution of the Company and Liquidation Event (as defined below) or (iii) if and when in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

3.    RIGHT OF PARTICIPATION.

3.1.    General.

(a)    Any holder of Preferred Shares (hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of the Original Shareholders Agreement (the “Right of Participation”).

3.2.    Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is equal to the product obtained by multiplying (x) the aggregate number of the New Securities to be issued by the Company by (y) a fraction the numerator of which is the number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by such Participation Rights Holder and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation. For the purpose of this Agreement, “fully-diluted” means, with respect to the capitalization of the Company, all warrants, options and convertible securities of the Company are taken into account and assumed to be exercised.

3.3.    New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a)    up to 28,400,000 Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board (with the consent of the Investor director);

(b)    any Ordinary Shares issued upon conversion or exercise of the Preferred Shares;

(c)    any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d)    any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security prior to the Closing; or

(e)    any securities issued pursuant to a Qualified Initial Public Offering.

3.4.    Procedures.

(a)    First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have thirty (30) days (the “First Participation Period”) from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within the First Participation Period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b)    Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participation Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant, other than a Participation Rights Holder who fails or declines to exercise its Right of Participation in accordance with subsection (a) above, shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.

3.5.    Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within the First Participation Period, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6.    Notwithstanding anything to the contrary herein, Banyan shall have the right, but not the obligation, to purchase for such number of New Securities in excess of its Pro Rata Share such that Banyan’s shareholding in the Company may be increased to up to fifteen percent (15%) immediately after such purchase of New Securities (on a fully-diluted and as-converted basis).

3.7.    Termination. The Right of Participation for each Participation Rights Holder shall terminate upon a Qualified Initial Public Offering or a Liquidation Event (as defined in Section 7).

4.    TRANSFER RESTRICTIONS.

4.1.    Certain Definitions. For purposes of this Section 4, “Ordinary Shares” means (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon conversion of the Company’s outstanding Preferred Shares, (iii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iv) the Ordinary Shares issuable upon conversion of any outstanding convertible securities; “Preferred Shareholder” means each holder of the Preferred Shares and its permitted assignees to whom its rights under this Section 4 have been duly assigned in accordance with this Agreement; and “Ordinary Shareholder” means any holder of Ordinary Shares of the Company.

4.2.    Sale of Ordinary Shares; Notice of Sale. Subject to Section 4.6 of this Agreement, if the Founder and/or the Founder Holding Company (the “Selling Shareholder”) proposes to sell or transfer any Ordinary Shares held by it, then such Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and each of the Preferred Shareholders (the “Non-Selling Shareholders”) prior to such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Ordinary Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

4.3.    Non Selling Shareholders’ Right of First Refusal. The Non-Selling Shareholders shall have an option for a period of thirty (30) days (the “First Refusal Period”) from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice. The Non-Selling Shareholders may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Shareholder in writing before expiration of the First Refusal Period as to the number of shares that it wishes to purchase. Each Non-Selling Shareholder will have the right, by delivery of written notice (the “First Refusal Notice”) to the Selling Shareholder, the Company and each other Non-Selling Shareholder within the First Refusal Period of its election to exercise its right of first refusal hereunder. The First Refusal Notice shall set forth the number of Offered Shares that such Non-Selling Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Non-Selling Shareholder. Such right of first refusal shall be exercised as follows:

(a)    First Refusal Allotment. Each Non-Selling Shareholder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares held by such Non-Selling Shareholder at the time of the transaction and the denominator of which is the total number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares owned by all Non-Selling Shareholders at the time of the transaction who elect to participate in the right of first refusal purchase. A Non-Selling Shareholder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the First Refusal Period to purchase up to all of its First Refusal Allotment of the Offered Shares. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising Non-Selling Shareholders shall, at the exercising Non-Selling Shareholders’ sole discretion, within five (5) days after the end of the First Refusal Period, make such adjustment to the First Refusal Allotment of each exercising Non-Selling Shareholder so that any additional Offered Shares may be allocated to those Non-Selling Shareholders exercising their rights of first refusal on a pro rata basis.

(b)    Purchase Price and Payment. The purchase price for the Offered Shares to be purchased by the Non-Selling Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Selling Shareholder and the Non-Selling Shareholders, absent fraud or error. Payment of the purchase price for the Offered Shares purchased by the Non-Selling Shareholders shall be made within ten (10) days following the date of the First Refusal Expiration Notice (as defined in the Section 4.3(c) below) by wire transfer or check as directed by the Selling Shareholder.

(c)    Expiration Notice. Within ten (10) days after the expiration of the First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder and the Non-Selling Shareholders specifying either (i) that all of the Offered Shares were subscribed by the Non-Selling Shareholders exercising their rights of first refusal, or (ii) that the Non-Selling Shareholders have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale right of the holders of the Preferred Shares described in the Section 4.4 below.

(d)    Rights of a Selling Shareholder. If any Non-Selling Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the Non-Selling Shareholder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Non-Selling Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transferring to such Non-Selling Shareholder.

4.4.    Preferred Shareholders’ Co-Sale Right. In the event that the Non-Selling Shareholders have not exercised their right of first refusal with respect to any or all of the Offered Shares, then the remaining Offered Shares not subscribed for under the right of first refusal pursuant to Section 4.3 above shall be subject to co-sale rights under this Section 4.4 and each Preferred Shareholder who have not exercised any of its right of first refusal with respect to the Offered Shares shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Preferred Shareholder (the “Co-Sale Notice”) within thirty (30) days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Ordinary Shares (on both an absolute and as-converted to Ordinary Shares basis) that such participating Preferred Shareholder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Preferred Shareholder. To the extent one or more of the Preferred Shareholder exercise such right of participation in accordance with the terms and conditions set forth below, the number of Ordinary Shares that such Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Preferred Shareholder shall be subject to the following terms and conditions:

(a)    Co-Sale Pro Rata Portion. Each Preferred Shareholder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares owned by such Preferred Shareholder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares at the time owned by all Preferred Shareholders who elect to exercise their co-sale rights and the Ordinary Shares (on an as-converted basis) owned by the Selling Shareholder at the time of the sale or transfer (“Co-Sale Pro Rata Portion”). If any Preferred Shareholder does not elect to exercise the co-sale right to the full extent then its Ordinary Shares (on an as-converted basis) for calculation in the numerator and denominator shall be proportionately reduced.

(b)    Transferred Shares. Each participating Preferred Shareholder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)    the number of Ordinary Shares which such Preferred Shareholder elects to sell;

(ii)    that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Preferred Shareholder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Preferred Shareholder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)    a combination of the above.

(c)    Payment to Preferred Shareholders. The share certificate or certificates that the participating Preferred Shareholder delivers to the Selling Shareholder pursuant to Section 4.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Preferred Shareholder that portion of the sale proceeds to which such Preferred Shareholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Preferred Shareholder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Ordinary Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Preferred Shareholder.

(d)    Right to Transfer. To the extent the Non-Selling Shareholders do not elect to purchase, or the Preferred Shareholders do not to participate in the sale of, any or all of the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Preferred Shareholders of the Transfer Notice, conclude a transfer of the Offered Shares covered by the Transfer Notice and not elected to be purchased by the Non-Selling Shareholders, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. Any proposed transfer on terms and conditions which are more favorable from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Ordinary Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the Non-Selling Shareholders and the co-sale right of the Preferred Shareholders and shall require compliance by the Selling Shareholder with the procedures described in Sections 4.3 and 4.4 of this Agreement.

4.5.    Permitted Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Non-Selling Shareholders and/or the Preferred Shareholders as set forth in the Section 4.3 and 4.4 above shall not apply to (a) any sale or transfer of Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship, (b) any transfer to the parents, children, or spouse, or to trusts for the benefit of such persons, of any holder of Ordinary Shares for bona fide estate planning purposes, or (c) any transfer of securities under Section 1.05 of the Share Purchase Agreement (each transferee pursuant to the foregoing subsections (a) to (c) is hereafter referred as a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholders to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor.

4.6.    Prohibited Transfers.    Except for transfers by the Founder and the Founder Holding Company to its Permitted Transferees as provided in Section 4.5 above, none of the Founder or his Founder Holding Company or their Permitted Transferees shall, without the prior written consent of the holders of more than two thirds (2/3) of the Series A Preferred Shares (or their permitted assigns), sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Company securities held by him to any person on or prior to a Qualified Initial Public Offering. Any attempt by a party to sell or transfer Ordinary Shares in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Preferred Shareholders or its permitted assigns.

4.7.    Notwithstanding anything to the contrary, Section 4.3, 4.4 and 4.6 shall not apply to any proposed transfer of Preferred Shares and the Ordinary Shares converted from the Preferred Shares by the Investors, without prejudice to the rights of the certain Investor to purchase any Offered Shares to be transferred by any other shareholders pursuant to Section 4.3 and 4.4.

4.8.    The shareholders specifically agree that the restrictions with regard to the transfer of the Ordinary Shareholders’ shares in the Company as described under this Section 4 shall apply equally to transfer of the shares of the Founder Holding Company, as if each of the provisions under this Section 4 has been repeated under this Section 4.8 with regard to transfer of the shares of the Founder Holding Company except that the reference to the shares in the Company has been revised to refer to the shares in the Founder Holding Company.

4.9.    Restriction on Indirect Transfers. Except for transfers by the Founder of shares in the Founder Holding Company to its Permitted Transferees as provided in Section 4.5 above, without the prior written approval of the holders of more than two thirds (2/3) of the Series A Preferred Shares:

(a)    (i) the shareholders of the Founder Holding Company shall not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held, directly or indirectly, by him in the Founder Holding Company to any person; and (ii) the Founder Holding Company shall not, and the shareholders of the Founder Holding Company shall not cause the Founder Holding Company to, issue to any person any equity securities of the Founder Holding Company or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Founder Holding Company.

(b)    the shareholders of the Founder Holding Company, and the Founder Holding Company shall not, or shall not cause or permit any other person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him or the Founder Holding Company respectively in the Company to any person.

(c)    Except in compliance with this Agreement, each Group Company shall not, and the Founder shall not (i) sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held, directly or indirectly, by it and/or him in the Group Companies to any person; and (ii) cause any Group Company to, issue to any person any equity securities of such Group Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Group Company.

Any transfer or issuance in violation of this Section 4.9 shall be void and each of the Founder Holding Company and the Group Companies hereby agrees it will not effect such a transfer or issuance nor will it treat any alleged transferee or purchaser as the holder of such equity interest.

4.10.    Guarantees by the Indirect Shareholders. The Founder hereby guarantee and warrant the performance and obligations of the Founder Holding Company under this Agreement.

4.11.    Legend.

(a)    Each certificate representing the Ordinary Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)    Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.11(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

4.12.    Term. The provisions under this Section 4 shall terminate upon the earlier of occurrence of (i) a Qualified Initial Public Offering, or (ii) a Liquidation Event as defined in Section 7 below.

5.    DRAG-ALONG RIGHT.

5.1.    If at any time after the third (3rd) anniversary of the Closing Date (as defined in the Share Purchase Agreement), the holders of more than two thirds (2/3) of the aggregate number of Series A-2 Preferred Shares and Series A-3 Preferred Shares, voting as a single class, approve a proposed Acquisition (as defined below), and the implied per share price in such Acquisition is no less than five (5) times the Preferred Share Issue Price (as defined below), as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein, then, in any such event, upon written notice from any such holders of Preferred Shares of the Company requesting them to do so, the holders of Ordinary Shares, directly or indirectly, shall (i) vote, or give their written consent with respect to, all the Ordinary Shares directly or indirectly held by them in favor of such proposed Acquisition and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Acquisition; (ii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Acquisition; and (iii) take all actions reasonably necessary to consummate the proposed Acquisition, including without limitation amending the then existing Memorandum and Articles of Association of the Company; provided, however, the holders of Ordinary Shares may elect not to vote or give their consent with respect to, all the Ordinary Shares directly or indirectly held by them in favor of such proposed Acquisition, but in any such event, the holders of Ordinary Shares shall be obliged to purchase all the Ordinary Shares (on an as-converted basis) held by the holders of Preferred Shares, under the same terms and conditions as offered by the prospective purchaser of the proposed Acquisition.

For purposes of this Section 5, an “Acquisition” shall mean (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, (ii) a transfer or an exclusive licensing of all or substantially all of the intellectual property of the Company, (iii) a sale, transfer or other disposition of a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company; or (iv) a merger, consolidation or other business combination of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

5.2 The provisions under this Section 5 shall be terminated upon the occurrence of a Qualified Initial Public Offering.

6.    REDEMPTION.

6.1.    Redemption by the Company.

Notwithstanding anything to the contrary herein, at any time after the earlier of (i) termination of the Founder’s full-time employment relationship with the Group Companies prior to a Qualified Initial Public Offering, (ii) June 30, 2020, if the Company has not consummated a Qualified Initial Public Offering due to the reason that the Founder of the Company disapproves or otherwise fails to approve a Qualified Initial Public Offering whilst the Company has satisfied, or is reasonably expected to satisfy the requirements necessary to consummate a Qualified Initial Public Offering, (iii) June 30, 2020, if the Company has not consummated a Qualified Initial Public Offering due to any reasons other than the reason set forth in the above subsection 6.1(ii), or (iv) any material breach by the Group Companies, the Founder and/or the Founder Holding Company of any representatives, warranties or covenants of the Transaction Documents (the “Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and, if so requested by any holders of the Series A Preferred Shares, the Company and/or the Founder shall redeem all or part of the outstanding Series A Preferred Shares in cash out of funds legally available therefore within two (2) months after the Company and/or the Founder receive the Redemption Notice from such holders of Series A Preferred Shares (the “Redemption”). The price at which each Series A Preferred Share shall be redeemed (the “Redemption Price”) shall be equal to the greatest of:

(1) IP ×(1+R×N)－A, where

IP = applicable Preferred Share Issue Price (as defined in the Restated Articles);

R = (a) 20%, if the Redemption is initiated pursuant to subsection 6.1(i); (b) 10%, if the Redemption is initiated pursuant to subsection 6.1(ii); (c) 15%, if the Redemption is initiated pursuant to Section 6.1(iii); (d) 12%, if the Redemption is initiated pursuant to subsection 6.1(iv)-(vi), as applicable.

N = a fraction the numerator of which is the number of calendar days between the original issue date of the relevant Series A Preferred Shares and the Redemption Date (as defined in below) and the denominator of which is 365,

A= all declared and paid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

or

(2) (I) the product obtained by multiplying (x) the per share value of the Company which shall be determined through an independent appraisal performed by a qualified appraisal firm mutually agreed upon by all the relevant parties and (y) the amount of shares held by such holder of Preferred Shares, (II) minus all declared and paid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers;

or

(3) (I) the product obtained by multiplying (x) the total amount of the net asset value of the Company and (y) the shareholding percentage of such holder of Preferred Shares in the Company, (II) minus all declared and paid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

If the Company does not have sufficient cash or funds legally available to redeem all of the Series A Preferred Shares required to be redeemed, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

6.2.    Notice. A notice of redemption (a “Redemption Notice”) by such holder of Series A Preferred Shares to be redeemed shall be given by hand or by mail to the Company and/or the Founder at any time on or after the Redemption Start Date stating the date on which the Series A Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the date 30 days after such notice of redemption is given. Upon receipt of any such request, the Company and the Founder shall promptly give written notice of the redemption request to each non-requesting holder of record of Series A Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the number of Series A Preferred Shares that may then be legally redeemed by the Company and/or the Founder is less than the number of all Series A Preferred Shares to be redeemed, then (i) the number of Series A Preferred Shares then redeemed shall be based ratably on all Series A Preferred Shares to be redeemed, (ii) the remaining Series A Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so, and (iii) the redemption amount with respect to the remaining Series A Preferred Shares to be redeemed shall be paid to the holder of such Series A Preferred Shares bearing 3‰ daily interest until all the relevant redemption amount to such holder of Series A Preferred Shares has been fully paid. Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company and/or the Founder shall have redeemed all of the Series A Preferred Shares requested to be redeemed pursuant to this Section 6 and shall have paid all the Redemption Price for such Series A Preferred Shares requested to be redeemed payable pursuant to this Section 6.

6.3.    Surrender of Certificates. Before any holder of Series A Preferred Shares shall be entitled for redemption under the provisions of this Section 6, such holder shall surrender his or her certificate or certificates representing such Series A Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Series A Preferred Shares to be redeemed, all dividends on such Series A Preferred Shares designated for redemption on the relevant Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Series A Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Series A Preferred Shares for which redemption is requested, then during the period from the Redemption Date through the date on which such Series A Preferred Shares are actually redeemed and the Redemption Price is actually made, in full, such Preferred Shares shall continue to be outstanding and be entitled to all rights and preferences of Preferred Shares. After payment in full of the aggregate Redemption Price for all issued and outstanding Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Series A Preferred Shares shall be cancelled.

6.4.    Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Series A Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

6.5.    To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Series A Preferred Shares required to be made pursuant to this Section 6.

6.6.    All references to “redemption by the Company” in this Section 6 shall be read as references to “redemption or purchase (as the case maybe) by the Company and the Founder”, provided that the Founder’s total liability in respect of the redemption obligation under this Section 6 in the aggregate shall be limited to the Ordinary Shares of the Company directly or indirectly held by the Founder.

6.7.    For the avoidance of any doubt, the provisions under this Section 6 shall be terminated upon the occurrence of a Qualified Initial Public Offering.

7.    LIQUIDATION.

7.1.    Liquidation Preference.

(a)    In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Ordinary Shares or the holders of any other class or series of shares then outstanding, an amount per Preferred Share equal to (i) one hundred and fifty percent (150%) of the applicable Preferred Share Issue Price (as defined in the Restated Articles), plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the applicable Preferred Share Issue Price, plus (iii) all declared but unpaid dividends thereon (the “Preferred Share Preference Amount”). If the Company has insufficient assets to permit payment of the Preferred Share Preference Amount in full to all holders of Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Preferred Shares in proportion to the full Preferred Share Preference Amount each such holder of Preferred Shares would otherwise be entitled to receive under this Section 7.1(a).

(b)    After the payment according to Section 7.1(a), any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.

7.2.    Any sale of shares, merger, consolidation or other similar transaction involving the Company in which its shareholders do not retain a majority of the voting power in the surviving or resulting entity, or a sale of all or substantially all the Company’s assets (the “Liquidation Event”, for avoidance of doubt, each transaction under the Acquisitions also referred herein as a Liquidation Event), shall be deemed a liquidation, dissolution or winding up of the Company, such that the provision of Section 7.1 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Section 7 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 7 have been complied with, or (ii) cancel such transaction.

7.3.    Notwithstanding any other provision of this Section 7, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

7.4.    In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote of the Investor Director. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)

If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The holders of more than fifty percent (50%) of the Preferred Shares, shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Section 7, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

7.5.    For the avoidance of any doubt, the provisions under this Section 7 shall be terminated upon the occurrence of a Qualified Initial Public Offering.

8.    ASSIGNMENT AND AMENDMENT.

8.1.    Assignment and Amendment. Notwithstanding anything herein to the contrary:

(a)    Information Rights; Registration Rights. The Information and Inspection Rights under Section 1 may be assigned to any holder of Preferred Shares; and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities, provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 8.

(b)    Right of Participation; Right of First Refusal; Co-Sale Right. The rights of the Preferred Shareholder under Sections 3 and 4 are fully assignable in connection with a transfer of shares of the Company by such Preferred Shareholder; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Preferred Shareholder stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

8.2.    Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the holders of Preferred Shares, by the holders of more than two thirds (2/3) of the Preferred Shares and their permitted assigns; provided, however, that any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Preferred Shares or their assigns; and (iii) as to the holders of Ordinary Shares, by persons or entities holding a majority of the Ordinary Shares and their assigns; provided, however, that any holder of Ordinary Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Ordinary Shares or their assigns. Any amendment or waiver effected in accordance with this Section 8.2 shall be binding upon the Company, the holders of Preferred Shares, the holders of Ordinary Shares and their respective assigns.

9.    CONFIDENTIALITY AND NON-DISCLOSURE.

9.1.    Disclosure of Terms. The terms and conditions of this Agreement and the Share Purchase Agreement, and all exhibits attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

9.2.    Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

9.3.    Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors have the need to know such information and are subject to appropriate nondisclosure obligations.

9.4.    Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Share Purchase Agreement, any of the exhibits attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 9, such party (the “Disclosing party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing party.

9.5.    Other Information. The provisions of this Section 9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

9.6.    Notices. All notices required under this section shall be made pursuant to Section 11.1 of this Agreement.

10.    PROTECTIVE PROVISIONS.

10.1.    Approval by Shareholders. In addition to such other limitations as may be provided in the Restated Articles, for so long as any Preferred Shares are outstanding, the following acts of the Company shall require the prior written approval of the holders of at least two thirds (2/3) of the Preferred Shares, or the written approval of at least seventy five percent (75%) of the directors of the Board including the approval of the Investor Director, as the case maybe.

(a)    any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Preferred Shares;

(b)     any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on a parity with the Preferred Shares; increase, decrease or otherwise change the share capital of the Company;

(c)    any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets superior to or on a parity with the preference of the Preferred Shares;

(d)    any issuance or sale of any equity or debt securities of the Company, excluding (i) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (ii) the issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans approved by the Board (including the affirmative vote of the Investor director);

(e)    any action that repurchases, redeems or retires any of the Company’s voting securities (excluding pursuant to contractual rights to repurchase Ordinary Shares or preferred shares held by employees, directors or consultants of the Company or its subsidiaries upon termination of their employment or services, or pursuant to the exercise of a contractual right of first refusal held by the Company);

(f)    any consolidation, merger, corporate reorganization, transaction or series of transactions, in which in excess of fifty percent (50%) of the Company’s voting power is transferred or in which all or substantially all the assets of the Company are sold;

(g)    any increase in the maximum number of shares covered by the ESOP (as defined in the Share Purchase Agreement) or any other similar plans, or any settlement or alteration of the terms of any profit sharing scheme or any employee share option or share participation schemes;

(h)    the liquidation, dissolution or winding up of the Company;

(i)    the declaration or payment of any dividend or other distribution on any Ordinary Shares of the Company, or on any shares of the Company’s subsidiaries, as the case maybe;

(j)    provide any loan by the Company to any director, management or employee of the Company;

(k)    any transaction or series of transactions between the Company and any holder of Ordinary Shares, director, officer or employee of the Company, or any affiliate of the Company or any of its officers, directors or employees in excess of US$100,000;

(l)    any other event which may negatively affect the Investors’ rights, preferences, privileges or powers herein, or in the Restated Articles, or Share Purchase Agreement; or

(m)    agree or commit to do any of the foregoing.

10.2.    For the avoidance of any doubt, the provisions under this Section 10 shall be terminated upon the occurrence of a Qualified Initial Public Offering.

11.     GENERAL PROVISIONS.

11.1.    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.1 by giving the other party written notice of the new address in the manner set forth above.

11.2.    Entire Agreement. The Transaction Documents (as defined in the Share Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof, including without limitation, the letters of undertaking respectively issued to each of the parties hereto in January 2019. Capitalized terms which are not defined hereinto shall have the same meaning as such in the Share Purchase Agreement.

11.3.    Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the Hong Kong to the rights and duties of the parties hereunder.

11.4.    Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.5.    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

11.6.    Successors and Assigns. Subject to the provisions of Section 8.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

11.7.    Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

11.8.    Counterparts. This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9.    Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.10.    Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.11.    Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall prevail. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency.

11.12.    Dispute Resolution.

(a)    Negotiation Between Parties; Mediation. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 11.12(b) shall apply.

(b)    Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the HKIAC Rules in effect, which rules are deemed to be incorporated by reference into this subsection (b).

11.13.     Reorganization of PRC Affiliate. For the purpose of the Qualified Initial Public Offering of the Company, the Investors (excluding Banyan Partners Fund II, L.P.) and the Individual Shareholders agree to transfer at a nominal price to the Founder all the shares they directly or indirectly hold in the PRC Affiliate. All the Investors (excluding Banyan Partners Fund II, L.P.) and Individual Shareholders shall not and shall cause their affiliates or any other party designated to hold any share in the PRC Affiliate on their behalf not to, require the Founder to pay any price greater than nominal price for such transfer of shares in the PRC Affiliate, notwithstanding anything contrary in any other agreement, oral or in writing, reached by the shareholders of the PRC Affiliate.

11.14.    Further Actions. Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Company.

11.15.    The parties hereto agree and acknowledge that, (i) with effect from the date hereof, the provisions under Sections 5.03, 5.04, 5.06, 5.08, 5.14, 5.26, 5.27 and 5.31 of the Share Purchase Agreement shall be terminated and the parties to the Share Purchase Agreement shall be released or exempted from all and any obligations or liabilities under these sections of the Share Purchase Agreement; (ii) there has been no breach of any provisions under any Transaction Documents on the part of any party thereto prior to the execution of this Agreement; (iii) unless otherwise provided under this Agreement, all the parties hereto shall be released and exempted from all and any obligations or liabilities under the Original Shareholders Agreement; and (iv) if and to the extent there is any conflict between this Agreement and the Original Shareholders Agreement or Share Purchase Agreement, the provisions under this Agreement shall control and prevail.

11.16.    Effective Date. This Agreement should take effect and become binding on and enforceable against the parties hereto upon due execution of this Agreement.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

GSX Techedu Inc.

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong
Title:	Director

BaiJiaHuLian Co., Ltd.

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong
Title:	Director

BaiJiaHuLian HK Holdings Limited

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong
Title:	Director

Beijing Lexuebang Network Technology Co., Ltd. (北京乐学帮网络技术有限公司)
(/s/ Seal of Beijing Lexuebang Network Technology Co., Ltd.)

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong
Title:	Legal Representative

Beijing BaiJiaHuLian Technology Co., Ltd. (北京百家互联科技有限公司)
(/s/ Seal of Beijing BaiJiaHuLian Technology Co., Ltd.)

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong
Title:	Legal Representative

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER HOLDING COMPANY:

Ebetter International Group Limited

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong
Title:	Director

THE BVI COMPANIES:

BaiJiaHuLian Co., Ltd.

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong
Title:	Director

Huai Yuan Group Limited

By:	/s/ Zhang Huaiting
Name:	Zhang Huaiting
Title:	Director

Su Wei Group Limited

By:	/s/ Su Wei
Name:	Su Wei
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANIES:

Jenny and Jerry International Limited

By:	/s/ Li Gangjiang
Name:	Li Gangjiang
Title:	Director

Rolancy International Limited

By:	/s/ Luo Bin
Name:	Luo Bin
Title:	Director

Super Energy Global Limited

By:	/s/ Song Yuxiao
Name:	Song Yuxiao
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ABUNDENT DELIGHT LIMITED

By:	/s/ Ma Cuilan
Name:	Ma Cuilan
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER:

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong (陈向东)

THE INDIVIDUAL SHAREHOLDERS:

By:	/s/ Zhang Huaiting
Name:	Zhang Huaiting (张怀亭)

By:	/s/ Su Wei
Name:	Su Wei (苏伟)

By:	/s/ Li Gangjiang
Name:	Li Gangjiang (李钢江)

By:	/s/ Luo Bin
Name:	Luo Bin (罗斌)

By:	/s/ Song Yuxiao
Name:	Song Yuxiao (宋欲晓)

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE ANGEL INVESTOR, SERIES A-0 INVESTOR AND SERIES A-2 INVESTOR:

QFcapital Limited

By:	/s/ Gu Kai
Name:	Gu Kai
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES A-1 INVESTOR:

BaiJiaHuLian Co., Ltd.

By:	/s/ Chen Xiangdong
Name:	Chen Xiangdong
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES A-2 INVESTOR AND SERIES A-3 INVESTOR:

ROGER INTERNATIONAL VENTURE LIMITED

By:	/s/ Hou Haoxiang
Name:	Hou Haoxiang
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES A-2 INVESTOR:

JSR Limited

By:	/s/ Ji Dongmei
Name:	Ji Dongmei
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES A-2 INVESTOR:

JPXC LIMITED

By:	/s/ Hou Haoxiang
Name:	Hou Haoxiang
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES A-2 INVESTOR AND SERIES A-3 INVESTOR:

QF Group Limited

By:	/s/ Fu Zhekuan
Name:	Fu Zhekuan
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SERIES A-3 INVESTOR:

Banyan Partners Fund II, L.P.
By: Banyan Partners II Ltd.

By:	/s/ Anthony Wu
Name:	Anthony Wu
Title:	Authorized Signatory

SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ORIGIN BEYOND:

Origin Beyond Limited

By:	/s/ Peter Goddard
Name:	Peter Goddard
Title:	Authorized Signatory

SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

IREFRESH FUTURE:

Irefresh Future Limited

By:	/s/ Peter Goddard
Name:	Peter Goddard
Title:	Authorized Signatory

SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

SCHEDULE I

Individual Shareholders

NAME	PRC ID NO.
Zhang Huaiting (张怀亭)	[ ]
Su Wei (苏伟)	[ ]
Li Gangjiang (李钢江)	[ ]
Luo Bin (罗斌)	[ ]
Song Yuxiao (宋欲晓)	[ ]

SCHEDULE I

SCHEDULE II

Investors

A         Series A-1 Investor

No.	Series A-1 Investor	Number of Series A-1 Preferred Shares
1	BaiJiaHuLian Co., Ltd.	1,054,837
2	Ebetter International Group Limited	1,925,789
3	Origin Beyond Limited	2,324,438

B         Series A-2 Investors

No.	Series A-2 Investors	Number of Series A-2 Preferred Shares
1.	ROGER INTERNATIONAL VENTURE LIMITED	2,375,254
2.	JSR Limited	1,666,219
3.	JPXC LIMITED	1,487,246
4.	QF Group Limited	1,875,000
5.	QFcapital Limited	1,250,000
6.	Ebetter International Group Limited	1,666,219

C         Series A-3 Investor

No.	Series A-3 Investor	Number of Series A-3 Preferred Shares
1.	Banyan Partners Fund II, L.P.	9,375,000
2.	Ebetter International Group Limited	2,500,000
3.	QF Group Limited	3,125,000
4.	ROGER INTERNATIONAL VENTURE LIMITED	625,000

SCHEDULE II